January 2, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
USA 20549

Re: Phage Therapeutics International Inc.

Ladies and Gentlemen:

We have read Amendment No. 2 to the above corporation's Current Report on Form 8-K dated November 29, 2001, and agree with the statements contained in that report.

Yours very truly,

/s/ Davidson & Company

DAVIDSON & COMPANY
Chartered Accountants